EXHIBIT 10.6

LEASE AGREEMENT

By and Between

BOULDER ROAD LLC

(“Landlord”)

and

GAIAM AMERICAS, INC.

(“Tenant”)

January 1, 2015

TABLE OF CONTENTS

1.	Premises	1

2.	Term	1

3.	Tenant’s Use of Premises	1

4.	Base Rent, Base Rent Increase, Rent Credit, and Additional Rent	1

5.	Condition, Repair, Replacement and Maintenance of the Premises	4

6.	Common Areas	5

7.	Insurance	5

8.	Compliance with Laws and Insurance Requirements	6

9.	Alterations, Additions and Improvements	7

10.	Fire and Other Casualty	8

11.	Assignment and Subletting	9

12.	Landlord’s Right to Inspect and Repair	9

13.	Landlord’s Right to Exhibit Premises	9

14.	Signs	10

15.	Landlord not Liable	10

16.	Force Majeure	10

17.	Indemnification and Waiver of Liability	10

18.	Subordination; Attornment	11

19.	Condemnation	12

20.	Bankruptcy or Insolvency of Tenant	12

21.	Landlord’s Right to Re-Enter	12

22.	Default by Tenant and Landlord’s Remedies	13

23.	Tenant’s Trade Fixtures and Removal	14

24.	Estoppel Certificate	14

25.	Limitations on Landlord’s Liability	14

26.	Services and Utilities	14

27.	Qualification in Colorado	15

28.	Notices	15

29.	Broker	15

30.	Tenant’s Right to Quiet Enjoyment	15

31.	Miscellaneous	15

LEASE AGREEMENT

This Lease Agreement made as of and effective January 1, 2015, between Boulder Road LLC, a Colorado limited liability company, referred to in this Lease as “Landlord”, and Gaiam Americas, Inc., a Colorado corporation, referred to in this Lease as “Tenant.”

1. Premises. Landlord, in consideration of the rents and of the terms and conditions hereinafter contained, does hereby lease to Tenant, and Tenant does hereby lease from Landlord, the Premises (as defined below) located within the 4-building complex (consisting of individual buildings “A”, “B”, “C” and “D”) known as 833 W. South Boulder Road, Louisville, Colorado 80027 (collectively the “Building”). The Premises (the “Premises”) consists of the following spaces (which are depicted on Exhibit A attached hereto):

Location	Floor / Suite	Rentable Square Feet
Bldg A	Storage Area	1,762
Bldg B	Level 1 & 2	2,937
Bldg C	Level 1	15,374
Bldg C	Level 2	17,597
Bldg D	Level 1 & 2	1,186
Bldg D	Storage Area	922

Total		39,778

Landlord and Tenant each agree that the Premises contains a total of 39,778 square feet of rentable area and the Building contains a total of 150,262 square feet of rentable area, which is conclusive for all purposes of this Lease. Tenant’s mailing address for the Premises shall be 833 W. South Boulder Road, Louisville, Colorado 80027. The Building, any parking areas, and the land (the “Land”) on which such improvements are located (said Land being more particularly described on Exhibit B attached hereto) are hereinafter collectively referred to as the “Property”).

2. Term. The term of this Lease shall be for ten (10) years, commencing on January 1, 2015 (the “Commencement Date”) and ending at midnight of the last day of the 120th full calendar month after the Commencement Date (the “Term”).

3. Tenant’s Use of the Premises.

(a) Use by Tenant and Certificate of Occupancy. Tenant shall use and occupy the Premises for the operation of a health and fitness company, including office, administrative, and other related uses as necessary (the “Permitted Use”). If required, Tenant shall, at Tenant’s own expense, apply for and obtain a Temporary Certificate of Occupancy or Certificate of Occupancy with respect to the Premises as well as any other required licenses or approvals, based upon the use set forth above, from the appropriate authorities.

(b) Prohibited Use. Tenant shall not occupy nor use all or any part of the Premises nor permit or suffer the Premises to be occupied or used for any purpose other than as provided for in this Lease, nor for any unlawful or disreputable purpose, nor for any extra hazardous purpose on account of fire or other casualty.

4. Base Rent, Base Rent Increase, Rent Credit, and Additional Rent

(a) Base Rent. Except as otherwise provided herein, Tenant shall pay Base Rent (“Base Rent”) to Landlord for the use and occupancy of the Premises, as indicated in the following schedule and per the terms below:

Location	Floor / Suite	Rentable Square Feet	Base Rent (/ rsf, /yr)
Bldg A	Storage Area	1,762	$6.00
Bldg B	Level 1 & 2	2,937	$9.80
Bldg C	Level 1	15,374	$12.00
Bldg C	Level 2	17,597	$14.00
Bldg D	Level 1 & 2	1,186	$14.00
Bldg D	Storage Area	922	$6.00

Effective Base Rent		39,778	$12.38

Base Rent is payable in equal monthly installments (“Monthly Base Rent”) in advance, commencing on the first day of each month as hereinafter set forth. Tenant shall pay, subject to the provisions of Sections 4(b) and 4(c) below, Monthly Base Rent to Landlord for Tenant’s use and occupancy of the Premises.

Base Rent and all other sums, whether designated Additional Rent or otherwise, payable to Landlord under this Lease shall be payable in U.S. Dollars at the office of Landlord, or at such other place or places as Landlord may in writing direct. All rent payable under this Lease shall be paid by Tenant without notice or demand, both of which are expressly waived by Tenant and without offset or deduction of any kind unless expressly set forth in this Lease.

(b) Base Rent Increases. Commencing on January 1, 2016, and on each January 1st thereafter, the Base Rent for the next twelve month period shall be increased by the greater of (i) 3%, or (ii) the change in the Consumer Price Index for the immediate twelve month period using the CPI formula as set forth herein. The Consumer Price Index shall be defined as follows: At the end of each January, the Base Rent for the next succeeding 12 months shall be increased by the increase in the Consumer Price Index (“CPI”) where the “CPI” is the Consumer Price Index for the month of December instant, and the “Base CPI” is the Consumer Price Index for the December of the previous calendar year. As used herein, Consumer Price Index shall mean and refer to that table which is presently designated as the Consumer Price Index “All Urban Consumers” (“CPI-U”) with a base period equaling One Hundred (100) in 1982-84, and specifically that portion of the “CPI-U” relating to Denver, Colorado published by the United States Department of Labor, Bureau of Labor Statistics. In the event the statistics are not available from said Index relating to Denver, Colorado, the Index for the next nearest city of comparable population to Denver, Colorado, in which such statistics are available, shall be used. In the event that publication of the said Consumer Price Index is modified or discontinued in its entirety, the adjustment provided for herein shall be made on the basis of changes in the most comparable and recognized index of the purchasing power of the United States consumer dollar published by the U.S. Department of Labor or other governmental agency, if said Department of Labor ceases to publish such index. Tenant shall pay the new Base Rent from its effective date until the next periodic increase. In no event shall Base Rent be reduced from the last previous adjusted Base Rent by reason of any decrease in the Index. Tenant shall pay the new Base Rent from its effective date until the next periodic increase. Both Landlord and Tenant agree that if the December CPI has not been determined when March Monthly Base Rent is due, Tenant will pay the previous year’s Base Rent until the December CPI has been determined, and then Tenant shall pay over the difference to Landlord upon demand and thereafter, pay the newly determined rent.

(c) Additional Rent Based Upon Operating Expenses. In addition to Base Rent, Tenant shall pay Additional Rent (“Additional Rent”), starting on the Commencement Date, and on the first (1st) day of each month in advance thereafter, one-twelfth (1/12th) of its Pro Rata Share of Operating Expenses (as hereinafter defined) for any calendar year in such amount as Landlord may reasonably estimate.

After each calendar year, Landlord shall deliver to Tenant a statement setting forth, in reasonable detail, the actual Operating Expenses paid or incurred by Landlord during the preceding calendar year and Tenant’s Pro Rata Share thereof. If the amount paid by Tenant for Operating Expenses exceeds or is less than Tenant’s Pro Rata Share as shown by the statement, the excess shall be credited against or the amount unpaid shall be added to Tenant’s next payment due under this Section.

In this Lease, “Operating Expenses” shall mean and include all amounts, expenses, and costs of whatever nature paid or incurred because of or in connection with the ownership, management (including a management fee not to exceed ten percent (10%) of the Operating Expenses otherwise payable by Tenant), operation, repair, maintenance, or security of the Property, all additional facilities that may be added to the Property, and Landlord’s personal property that may be utilized in connection therewith. Operating Expenses shall additionally include, but are not limited to, premiums for liability, property damage, fire and other types of casualty insurance and worker’s compensation insurance; all personal property taxes and assessments levied on or attributable to the Common Areas (as defined in Section 6) and all improvements thereon; all personal property taxes levied on or attributable to personal property used in connection with the Common Areas, the Building or the Property; straight-line depreciation on personal property owned by Landlord and consumed or used in the operation or maintenance of the Property; rental or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Property; fees for required licenses and permits; repairing, replacing, resurfacing, repaving, maintaining, painting the paved areas of the Property, parking lot sweeping, snow removal, lighting, cleaning, refuse removal, security and similar items. Notwithstanding anything contained herein to the contrary, Operating Expenses shall not include, (i) costs of alterations of the premises of tenants of the Property, (ii) costs of capital improvements to the Property (except for amortized portion of capital improvements installed for the purpose of reducing or controlling Operating Expenses or complying with applicable laws), (iii) depreciation charges, (iv) interest and principal payments on loans, (v) ground rental payments, (vi) real estate brokerage and leasing commissions, (vii) advertising and marketing expenses directed at leasing the Property to new tenants, (viii) costs of Landlord reimbursed by insurance proceeds, (ix) expenses incurred in negotiating leases of other tenants in the Property or enforcing lease obligations of other tenants in the Property and (x) Landlord’s or Landlord’s property manager’s corporate general overhead or corporate general administrative expenses.

Tenant’s “Pro Rata Share” as used in this Lease shall be obtained by multiplying the expense in question by a fraction, the numerator of which shall be the rentable square footage area of the Premises, and the denominator of which shall be the rentable square footage area of the Building. For purposes of this Lease, Tenant’s Pro Rata Share is 26.47%. Tenant’s Pro Rata Share of Operating Expenses, including utilities, but excluding Real Estate Taxes (see Section 4.(d) below), is estimated to be $4.24 per square foot in the Premises for calendar year 2015.

Tenant’s Additional Rent shall include a monthly charge for each of Tenant’s employees based at the Premises, for the right to make use of the cafeteria located within the Building. This charge will be adjusted quarterly based on the actual reasonable cost after revenues to operate the cafeteria divided by the total number of full-time equivalent employees within the Building, with each tenant’s charge to be based on the number of such tenant’s employees reflected on that tenant’s payroll records at the end of the prior quarter. Tenant’s employees shall be charged the agreed rates for all meals and food items. The monthly charge for each of Tenant’s employees based at the Premises is estimated to be $80 per month for the first quarter of 2015.

(d) Additional Rent Based Upon Real Estate Taxes. As Additional Rent, starting on the Commencement Date, Tenant shall pay Landlord Tenant’s Pro Rata Share of the annual real estate taxes and assessments assessed and levied against the Property, on the first (1st) day of each month, in advance, in a sum equal to 1/12th of Tenant’s Pro Rata Share of the annual real estate taxes and assessments due and payable for the then calendar year. If at a time a payment is required the amount of the real estate taxes and assessments for the then calendar year shall not be known, Tenant shall pay Landlord, as Additional Rent, 1/12th of the real estate taxes and assessments for the preceding calendar year; and upon ascertaining the real estate taxes and assessments for the current calendar year, Tenant shall pay Landlord any difference upon demand, or if Tenant shall be entitled to a credit, Landlord shall credit the excess against the next monthly installment(s) of Additional Rent falling due. Additional Rent based upon real estate taxes and assessments payable for the first and last years of the lease term shall be adjusted and prorated, so that Landlord shall be responsible for Landlord’s prorated share for the period prior to and subsequent to the lease term and Tenant shall pay Landlord its prorated share for the lease term. Tenant’s Pro Rata Share of Real Estate Taxes is estimated to be $2.26 per square foot in the Premises for calendar year 2015.

(e) Additional Rent Based Upon Other Sums. Tenant shall pay Landlord, as Additional Rent, all other sums of money on Tenant’s part to be paid pursuant to the terms, covenants and conditions of this Lease.

(f) Additional Rent Based Upon Reimbursement to Landlord. If Tenant shall fail to comply with or to perform any of the terms, conditions and covenants of this Lease, Landlord may (but with no obligation to do so) carry out and perform such terms, conditions and covenants, at the expense of Tenant, which expense shall be payable by Tenant, as Additional Rent, upon the demand of Landlord, together with interest at the rate per annum of eight percent (8%) (the “Default Rate”), which interest shall accrue from the date of Landlord’s demand.

(g) Additional Rent Based Upon Late Payment. If Tenant defaults, for more than five (5) days after written notice from Landlord in the payment of any monthly installment of Base Rent, Additional Rent or any of the sums required of Tenant under the Lease, or if Tenant, within five (5) days after demand from Landlord, fails to reimburse Landlord for any expenses incurred by Landlord pursuant to the Lease, then Tenant shall pay Landlord, as Additional Rent, a late charge of five (5%) percent of the rent or expense.

(h) Additional Rent Based Upon Landlord’s Legal Expenses in Enforcing Lease. As Additional Rent, Tenant shall pay Landlord, all reasonable attorneys’ fees that may be incurred by Landlord in enforcing Tenant’s obligations under this Lease; provided, however, that in the event Landlord commences a suit against Tenant to enforce Tenant’s obligations under this Lease, and such suit is tried to conclusion and judgment is entered in favor of Tenant, then in that event Tenant shall not be under any obligation to pay Landlord the attorneys’ fees that Landlord may have incurred.

(i) Additional Rent Based Upon Taxes Based on Rent. If at any time during the term of this Lease a tax or charge shall be imposed by the State of Colorado or the county or municipality in which the Premises is located, pursuant to any future law, which tax or charge shall be based upon the rent due or paid by Tenant to Landlord, then Tenant shall pay Landlord, as Additional Rent, such tax or charge. The foregoing shall not require payment by Tenant of any income taxes assessed against Landlord or of any capital levy, franchise, estate, succession, inheritance or transfer tax due from Landlord.

(j) Net Lease, No Setoff and Application.

(i) Net Lease. It is the intention of the parties that this Lease is a “triple net lease” and Landlord shall receive the Base Rent, Additional Rent and other sums required of Tenant under the Lease, undiminished from all costs, expenses and obligations of every kind relating to the Premises, which shall arise or become due during the Lease term, all of which shall be paid by Tenant.

(ii) No Setoff. Tenant shall pay Landlord all Base Rent, Additional Rent and other sums required of Tenant under the Lease, without abatement, deduction or setoff, and irrespective of any claim Tenant may have against Landlord; and this covenant shall be deemed independent of any other terms, conditions or covenants of this Lease.

(iii) Application. No payment by Tenant or receipt by Landlord of an amount less than the full Base Rent, Additional Rent, or other sums required of Tenant under the Lease, shall be deemed anything other than a payment on account of the earliest Base Rent, Additional Rent, or other sum due from Tenant under the Lease. No endorsements or statements on any check or any letter accompanying any check or payment of Base Rent, Additional Rent, or other sum due from Tenant under the Lease, shall be deemed an accord and satisfaction of Landlord. Landlord may accept any check for payment from Tenant without prejudice to Landlord’s right to recover the balance of Base Rent, Additional Rent, or other sum due from Tenant under the Lease, or to pursue any other right or remedy provided under this Lease or by Requirements.

(l) Place of Payment of Rent. The Base Rent, Additional Rent and other sums required of Tenant under this Lease, shall be paid by Tenant to Landlord at the address provided for Landlord in Section 29 or to such other place as Landlord may notify Tenant.

5. Condition, Repair, Replacement and Maintenance of the Premises.

(a) Condition of the Premises. Tenant acknowledges examining the Premises prior to the commencement of the Lease term, that Tenant is fully familiar with the condition of the Premises and that Tenant accepts the Premises “As-Is.” Tenant enters into the Lease without any representations or warranties on the part of Landlord, express or implied, as to the condition of the Premises, including, but not limited to, the cost of operations and the condition of its fixtures, improvements and systems. Tenant acknowledges that neither Landlord nor its agents or employees has agreed to undertake any alterations or construct any tenant improvements to the Building or the Premises, except as specifically set forth in the Lease. Notwithstanding anything contained herein to the contrary, Landlord represents and warrants that as of the Commencement Date the Building systems, including, without limitation, the heating, ventilation and air conditioning system, serving the Premises will be in good working order.

(b) Landlord’s Obligations.

(i) Structure. Landlord shall, at Landlord’s own expense, maintain the roof, foundation and the structural soundness of the exterior walls of the Building in good repair. Landlord shall also maintain, and keep in good repair, the underground utility and sewer pipes outside the exterior walls of the Building. Notwithstanding the foregoing, Tenant shall repair and pay for any damage caused by the negligence of Tenant, or a “Tenant Representative” (as defined below), or otherwise, caused by Tenant’s default hereunder. The term “walls” as used herein shall not include windows, glass or plate glass, doors, special store fronts or office entries. Tenant shall within a reasonable amount of time give Landlord written notice of a defect or need for repairs, after which Landlord shall have reasonable opportunity to repair same or cure such defect. Landlord’s failure to repair or cure such defect after a reasonable notice and right-to-cure period (but in no event less than thirty (30) days) shall be a default hereunder by Landlord. Landlord’s liability with respect to any defects, repairs or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance or the curing of such defect.

(ii) Tenant Representative. The term “Tenant Representative” shall mean any shareholder, officer, director, member, partner, employee, agent, licensee, assignee, sublessee or invitee of Tenant.

(c) Tenant’s Obligations.

(i) Tenant Finish. Tenant shall, at its sole cost and expense, complete all of the build-out (including all items of Tenant finish) in the Premises necessary for Tenant to utilize the Premises for Tenant’s intended use. All alterations, additions, and improvements made to the Premises by Tenant (collectively the “Alterations”) in connection with such build-out or otherwise shall be approved in advance by Landlord pursuant to, and completed in accordance with, Section 9 below. Tenant may have access to the Premises prior to the Commencement Date for the purpose of completing its build-out, provided that all of the provisions of this Lease shall apply to such early access except for the provisions involving the payment of Base Rent.

(ii) Repairs. Tenant shall, at Tenant’s own expense, keep and maintain all parts of the Premises (except those for which Landlord is expressly responsible under the terms of this Lease) in good condition, promptly making all necessary repairs and replacements, including, but not limited to, windows, glass and plate glass, doors, any special office entry, interior walls and finish work, floors and floor covering, heating and air conditioning systems, dock boards, truck doors, dock bumpers, plumbing work and fixtures, and interior termite and pest extermination.

(iii) Tenant to Keep Premises Clean. In addition to the foregoing, and not in limitation of it, Tenant shall also, at Tenant’s own expense, undertake all replacement of all plate glass and light bulbs, florescent tubes and ballasts, and decorating, redecorating and cleaning of the interior of the Premises, and shall keep and maintain the Premises in a clean condition, free from debris, trash, refuse, snow and ice.

(iv) Tenant’s Negative Covenants. Tenant shall not injure, deface, permit waste nor otherwise harm any part of the Premises, permit any nuisance at the Premises, permit the emission of any objectionable noise or odor from the Premises, place a load on the floor on the Premises exceeding the floor load per square foot the floor was designed to carry, or install, operate or maintain any electrical equipment in the Premises that shall not bear an underwriters approval.

6. Common Areas. In this Lease, “Common Areas” shall mean all areas on the Property from time to time designated by Landlord which are available for the common use of tenants of the Property and which are not part of the Premises or the premises of other tenants. Landlord may from time to time change the size, location, nature and use of any of the Common Areas. Tenant acknowledges that such activities may result in occasional inconvenience and such activities and changes shall be expressly permitted if they do not materially affect Tenant’s use of the Property.

(a) Use of Common Areas. Tenant shall have the nonexclusive right (in common with all others to whom Landlord has granted or may grant such rights) to use the Common Areas for the purposes intended, subject to such reasonable rules and regulations as Landlord may establish from time to time. Tenant shall abide by such rules and regulations and shall use its best effort to cause others who use the Common Areas with Tenant’s expressed or implied permission to abide by Landlord’s rules and regulations. Tenant shall not, at any time, interfere with the rights of Landlord, other tenants, or any other person entitled to use the Common Areas.

(b) Vehicle Parking. Tenant shall be entitled to use the vehicle parking spaces allocated to Tenant on the Property without paying any Additional Rent. Tenant’s parking, other than for loading dock(s) adjacent to the Premises, shall not be reserved and shall be limited to vehicles no larger than standard size automobiles or pickup utility vehicles. Tenant shall not cause large trucks or other large vehicles to be parked in any area on the Property or on the adjacent public streets except for the loading dock(s) adjacent to the Premises. Temporary parking of large delivery vehicles on the Property may be permitted by the rules and regulations established by Landlord. Vehicles shall be parked only in striped parking spaces and not in driveways, loading areas or other locations not specifically designated for parking.

(c) Common Area Maintenance. Landlord shall maintain the Common Areas in good order, condition and repair. Landlord’s cost of such maintenance, repair and replacement shall be included as an Operating Expense which is subject to proportionate reimbursement as provided in Section 4(d) above.

7. Insurance.

(a) Tenant Insurance Coverage. Tenant will maintain Commercial General Liability insurance with respect to the Premises naming Landlord, its property manager, and any mortgagee as additional insured, with a combined single limit of $1,000,000 bodily injury and property damage per occurrence and $2,000,000 aggregate limit applicable to this location. This insurance coverage shall extend to any liability of Tenant arising out of the indemnities provided for in this Lease. The liability insurance obtained by Tenant under this Section 7.(a) shall be primary, not contributing with, and not in excess, any coverage that Landlord may carry. Tenant shall ensure that all employees, owners and agents of Tenant who operate motor vehicles at or around the Building maintain effective motor vehicle insurance in compliance with Colorado law. Tenant shall deliver to Landlord a Certificate of Insurance by the Commencement Date and a renewal certificate at least seven (7) days prior to the expiration of the Certificate it renews. Said Certificate must provide thirty (30) days prior notice to Landlord in the event of material change or cancellation. Tenant also agrees to maintain broad form Commercial Property insurance coverage under ISO form CP1030 or like coverage under a non-ISO form covering all Tenant’s personal property, improvements and betterments to their full replacement value and Worker’s Compensation insurance in accordance with applicable state law and Employer’s Liability insurance with limits of not less than $100,000/$100,000/$500,000. Tenant agrees that if its use and occupancy of the Premises cause the property insurer to raise premiums as a result of such use or occupancy, then Tenant will directly reimburse the Landlord for the cost of such increased premium. Tenant agrees to comply with all reasonable recommendations from any insurer of the property that result as a direct result of the Tenant’s use of the Premises.

During the Occupancy Period, Tenant shall maintain in effect Business Interruption Insurance, providing in the event of damage or destruction of the Premises an amount sufficient to sustain Tenant for a period of not less than one (1) year for: (i) the net profit that would have been realized had Tenant’s business continued; and (ii) such fixed charges and expenses as must necessarily continue during a total or partial suspension of business to the extent to which they would have been incurred had no business interruption occurred, including, but not limited to, interest on indebtedness of Tenant, salaries of executives, foremen, and other employees under contract, charges under noncancelable contracts, charges for advertising, legal or other professional services, taxes and rents that may still continue, trade association dues, insurance premiums, and depreciation.

(b) Waiver of Subrogation. To the extent permitted by law, and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord nor Tenant shall be liable by way of subrogation or otherwise to the other party, or to any insurance company insuring the other party for any loss or damage to any of the property of Landlord or Tenant, as the case may be, which loss or damage is covered by any insurance policies carried by the parties and in force at the time of any such damage, even though such loss or damage might have been occasioned by the negligence of Landlord or Tenant, and the party hereto sustaining such loss or damage so protected by insurance waives its rights, if any, of recovery against the other party hereto to the extent and amount that such loss is covered by such insurance. This provision is intended to waive, fully and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation by any insurance carrier. The coverage obtained by each party pursuant to this Lease shall include, without limitation, a waiver of subrogation by the carrier which conforms to the provisions of this section.

8. Compliance with Laws and Insurance Requirements.

(a) General Compliance with Laws and Requirements. Tenant shall, at Tenant’s own expense, promptly comply with: (i) each and every applicable statute, ordinance, code, rule, regulation, order, directive or requirement, currently or hereafter existing, including, but not limited to, the Americans with Disabilities Act of 1990 (“ADA”) and all environmental laws, together with all amending and successor applicable statutes, ordinances, codes, rules, regulations, orders, directives or requirements, and the common law, regardless of whether such laws are foreseen or unforeseen, ordinary or extraordinary, applicable to the Premises, Tenant, Tenant’s use of or operations at the Premises, or all of them, (the “Requirements”); (ii) the requirements of any regulatory insurance body; or (iii) the requirements of any insurance carrier insuring the Premises; regardless of whether compliance (X) results from any condition, event or circumstance existing on or after the Commencement Date; (Y) interferes with Tenant’s use or enjoyment of the Premises; or (Z) requires structural or non-structural repairs or replacements. The failure to mention any specific statute, ordinance, rule, code, regulation, order, directive or requirement shall not be construed to mean that Tenant was not intended to comply with such statute, ordinance, rule, code, regulation, order, directive or requirement. Notwithstanding anything contained in this Section 8(a) to the contrary, the parties hereby agree that: (A) Landlord shall be responsible for ADA compliance in the Common Areas and the restroom facilities in the Premises, and (B) Tenant shall be responsible for ADA compliance in the remainder of the Premises, including any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease other than the restroom facilities.

(b) Environmental Laws.

(i) Tenant’s Obligations and Liabilities: Tenant shall not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Premises or the Property by Tenant, its agents, employees, contractors, or invitees. If Tenant breaches this obligation, Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs or liabilities (including, without limitation, diminution in value of the Premises or the Property, damages for the loss of restriction on use of rentable or usable space or of any amenity of the Premises or the Property, damages arising from any adverse impact on marketing of space, and sum paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the lease Term as a result of such contamination to the extent caused by Tenant, its agents, employees, contractors, or invitees This indemnification of Landlord by Tenant, includes, without limitation, costs incurred in connection with any investigations of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Premises. Without limiting the foregoing, if the presence of Hazardous Material on the Premises caused by Tenant results in any contamination of the Premises, Tenant shall promptly take all actions at its sole expense as are necessary to return the Premises to the conditions existing prior to the introduction of any such Hazardous

Material in the Premises, provided that Landlord’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises. Landlord shall indemnify, defend and hold Tenant harmless from any and all claims, judgments, damages, penalties, fines, costs or liabilities which arise during or after the lease Term as a result of contamination to the Premises or the Property to the extent caused by Landlord, its agents, employees, contractors, or invitees. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

(ii) Definition. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste, including, but not limited to those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 261) and amendments thereto, or such substances, materials and wastes that are or become regulated under any applicable local, state or federal law.

(iii) Inspection: Landlord and its property manager or agents shall have the right, but not the duty, to inspect the Premises at any time to determine whether Tenant is complying with the terms of this Lease. If Tenant is not in compliance with this Lease, Landlord shall have the right to immediately enter upon the Premises to remedy any contamination caused by Tenant’s failure to comply, notwithstanding any other provisions of this Lease. Landlord shall use its best efforts to minimize interference with Tenant’s business but shall not be liable for interference caused thereby.

(iv) Default: Any default under this Article X of this Lease shall be a material default enabling Landlord to exercise any of the remedies set forth in this Lease.

(c) Permits. Tenant shall not commence or alter any operations at the Premises prior to: (A) obtaining all permits, registrations, licenses, certificates and approvals from all applicable governmental authorities required pursuant to any Requirements; and (B) delivering a copy of each permit, registration, license, certificate and approval to Landlord, together with a copy of the application upon which such permit, registration, license, certificate and approval is based.

(d) Attendance at Meetings. Tenant shall notify Landlord in advance of all meetings scheduled between Tenant or Tenant’s Representatives and any applicable governmental authority pertaining to the Premises, and Landlord and Landlord’s agents, representatives and employees, including, but not limited to, legal counsel and environmental consultants and engineers, shall have the right, without the obligation, to attend and participate in all such meetings.

9. Alterations, Additions and Improvements.

Tenant will not make or allow to be made any Alterations in or to the Premises without the prior written consent of Landlord, which consent may be granted or withheld by Landlord, in Landlord’s sole and absolute discretion, provided, however, if Tenant is not in default under this Lease, Tenant shall have the right, subject to Tenant’s compliance with all of the other provisions of this Section 9, to make non-structural Alterations to the Premises without first obtaining Landlord’s consent in an aggregate amount not to exceed $50,000.00 in any twelve (12) month period. Alterations to the Premises shall be done by Landlord or by contractors approved in writing by Landlord, at Tenant’s sole cost and expense. If Landlord approves Tenant’s proposed Alterations, or if such proposed Alterations are not subject to Landlord’s consent, and Landlord agrees to permit Tenant’s contractor to do the work, Tenant shall require contractor, and all subcontractors employed by the contractor, to carry worker’s compensation insurance (as required under the Workman’s Compensation Act of Colorado) and commercial general liability insurance, issued by such companies as Landlord may approve and in such amounts as Landlord may reasonably require, naming Landlord and any other parties designated by Landlord, as additional insured. Tenant shall provide certificates of insurance, evidencing satisfaction of the insurance requirements, prior to the commencement of such work. All Alterations, (whether or not such Alterations are subject to Landlord’s prior consent),must conform to all requirements of all governmental entities having jurisdiction. Tenant’s contractor shall obtain all applicable building and occupancy permits required by law. Landlord shall have the right, at Tenant’s expense, to have Tenant’s contractor’s work inspected by architects and engineers. At any time Tenant either desires to, or is required to, make repairs or Alterations in accordance with this Lease, Landlord may, in addition to its other options, require Tenant, at Tenant’s sole cost and expense, to obtain and provide to Landlord a lien and completion bond (or such other applicable bond as reasonably determined by Landlord) in an amount equal to one and one-half times the estimated cost of such improvements to insure Landlord against risk and liability, including but not limited to liability for mechanics and materialman’s lien, and to insure the completion of the work. Tenant agrees to indemnify Landlord and hold it harmless against any loss, liability or damage resulting from such work. Tenant further agrees that plans and drawings for installation or revision of mechanical, electrical or plumbing systems shall be designed by an engineer approved by Landlord, and bear an engineer’s seal, such design work to be done at Tenant’s expense. Notwithstanding anything to the contrary contained herein, in no event shall Tenant be permitted to remove or alter any restrooms in the Premises.

All Alterations and systems installed in or attached to the Premises by Tenant shall, at the option of Landlord, upon the expiration or earlier termination of the Lease, belong to and become the property of Landlord without any payment from Landlord and if such option is exercised, shall be surrendered by Tenant in good order and condition as part of the Premises upon the expiration or sooner termination of the Lease term. Tenant shall not use or penetrate the roof of the Building for any purpose whatsoever without the prior written consent of Landlord, which consent may be granted or withheld by Landlord, in Landlord’s sole and absolute discretion. All Alterations (whether or not such Alterations are subject to Landlord’s prior consent) shall be performed by Tenant in a good and workmanlike manner, in compliance with all Requirements.

Tenant shall keep the Premises and the Property free from any liens arising out of any work performed, materials furnished, or obligations incurred by Tenant. Tenant’s obligations regarding liens shall be satisfied if during any period that a lien is disputed Tenant provides a bond (or other similar security) sufficient for the satisfaction of the lien together with costs and interest.

10. Fire and Other Casualty.

(a) Repair of Damage. If the Premises or the Building are damaged or destroyed by fire or other casualty, Landlord shall commence repair or restoration within sixty (60) days of such damage or destruction and shall diligently pursue such repair and restoration to completion unless this Lease is terminated as provided herein. Landlord shall pay the cost of repair of any damage or destruction of the Building or the Premises (exclusive of Tenant’s leasehold improvements, inventory, furnishings, fixtures, equipment and other tangible personal property whose repair and restorations shall be the responsibility of Tenant). Tenant shall pay the cost of repair of any damage or destruction of the Building caused by the negligence or willful misconduct of Tenant, its employees, agents, contractors, or invitees which is not insured or required to be insured against hereunder, plus any deductible under such insurance policies. Tenant shall cooperate with Landlord to allow Landlord access to such portion of the Premises as Landlord reasonably requires to enable Landlord to repair the Premises or such portion of the Building (as requires access to the Premises to effect such repairs).

(b) Abatement. If the Premises or any portion of the Building materially affecting Tenant’s use of or access to the Premises are damaged or destroyed by fire or other casualty not caused by the negligence or willful misconduct of Tenant, its agents, contractors, employees, or invitees, the fixed rent, Additional Rent and other expenses shall abate until such damage or destruction is repaired in proportion to the impairment of Tenant’s use of or access to the Premises. Except as specifically provided in this Lease, this Lease shall not terminate, Tenant shall not be released from any of its obligations under this Lease, the fixed rent, Additional Rent and other expenses payable by Tenant under this Lease shall not abate, and Landlord shall have no liability to Tenant for any damage or destruction to the Premises or the Building.

(c) Termination by Landlord. If the Building is damaged or destroyed, Landlord shall have the option to terminate this Lease within sixty (60) days from the date of the event of such damage or destruction by written notice to Tenant delivered at least ninety (90) days prior to the proposed termination date specifying the cost of such repair if Landlord reasonably determines that the cost of repair to the Building (exclusive of Tenant’s leasehold improvements, inventory, furnishings, fixtures, equipment and other tangible personal property whose repair and restorations shall be the responsibility of Tenant and exclusive of other tenant improvements which are the responsibility of other tenants of the Building), exceeds fifty percent (50%) of the value of the Building exclusive of the land prior to such damage. If the Premises are damaged or destroyed, Landlord shall have the further option to terminate this Lease within sixty (60) days from the date of the event of such damage or destruction by written notice to Tenant delivered at least thirty (30) days prior to the proposed termination date specifying the cost of such repair, if the cost of repair of the Premises (exclusive of Tenant’s leasehold improvements, inventory, furnishings, fixtures, equipment and other tangible personal property whose repair and restorations shall be the responsibility of Tenant), as reasonably determined by Landlord, exceeds by more than twenty percent (20%) the insurance proceeds estimated by Landlord to be payable to Landlord for such damage or destruction, plus Landlord’s deductible, unless the Tenant agrees in writing to pay any cost of repairs of the Premises in excess of such amount, within thirty (30) days of receipt by Tenant of written notice from Landlord of its intention to terminate this Lease pursuant to this sentence.

(d) End of Term. Landlord shall not have any obligation to repair, reconstruct or restore the Premises during the last twelve (12) months of the term of this Lease or any extension thereof, as a result of any damage to the Premises if the cost of any such repair, reconstruction, or restoration as reasonably estimated by the Landlord exceeds the then Base Rent and if Landlord gives notice of its election not to repair or rebuild within thirty (30) days after the date of the casualty. If Landlord elects not to repair the Premises or the Building pursuant to this Section 10(d), Tenant may elect to terminate this Lease within sixty (60) days of receipt of Landlord’s notification of its election not to repair pursuant to this Section 10(d). If Tenant elects to terminate this Lease as provided in this Section, this Lease shall terminate on the earlier of the date Tenant vacates the Premises or the date of the election by Tenant to terminate this Lease. If Tenant does not elect to terminate this Lease in such sixty (60) day period, the fixed rent, Additional Rent and other expenses payable by Tenant shall abate in proportion to the impairment of Tenant’s use (unless the damage or destruction was caused by the negligence or willful misconduct of Tenant, its agents, contractors, employees or invitees and Landlord does not receive payment under any loss of rents or business interruption insurance in lieu of rent), and Tenant may repair the Premises at Tenant’s cost and expense.

(e) Rights of Mortgagee. Anything contained in this Section or elsewhere in this Lease to the contrary notwithstanding, any different procedure for the distribution of the insurance proceeds which may be required by a mortgagee that is commercially reasonable and customary at the time shall take precedence over and be in lieu of any contrary procedure provided for in this Lease; provided, however, that Landlord shall use good faith efforts to obtain such mortgagee’s consent to such use of the insurance proceeds. If required, Landlord shall agree to accept such reasonable conditions that such mortgagee may require to allow use of the insurance proceeds for the restoration of the Building and/or Premises.

11. Assignment and Subletting.

(a) Landlord’s Consent Required. Tenant shall not voluntarily or by operation of law assign, sublet, mortgage or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or in the Premises without Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole and absolute discretion. Any attempted assignment, subletting, mortgage, transfer or encumbrance without such consent shall be void as against Landlord, and shall constitute an Event of Default by Tenant under this Lease.

(b) No Release of Tenant. Regardless of Landlord’s consent or the need under subsection (a) to obtain Landlord’s consent, no assignment or subletting shall release Tenant from this Lease. Acceptance of Base Rent and Additional Rent from any other person shall not be deemed a waiver by Landlord of any provision of this Lease. Consent to one assignment or subletting shall not be deemed a consent to any subsequent assignment or subletting. In the event of a consent by Landlord to an assignment or subletting, Tenant shall deliver to Landlord a duplicate original of the assignment by Tenant and assumption by Tenant’s assignee of Tenant’s obligations under this Lease, or a duplicate original of the sublease, as the case may be.

(c) Participation by Landlord. In the event of any assignment or sublease involving rent in excess of the Base Rent or Additional Rent required under this Lease (“Excess Rent”), Landlord shall participate in the Excess Rent. Tenant shall promptly pay to Landlord, as Additional Rent, fifty (50%) percent of all such Excess Rent collected from the assignee or subtenant, and shall supply Landlord with a true copy of each assignment or sublease, and in the case of the former, an originally executed assumption by the assignee of all of Tenant’s obligations under this Lease.

(d) Permitted Transfer. Notwithstanding anything contained in this Section 11 to the contrary, Tenant shall have the unrestricted right to transfer or assign this Lease without the prior written consent of Landlord as long as such assignee or transferee (i) is an entity which controls, is controlled by or is under common control with Tenant, or any entity which serves as a secured lender to Tenant (each, an “Affiliate”), (ii) is the surviving entity following any merger or consolidation or sale of all or substantially all of Tenant’s or an Affiliate of Tenant’s assets by Tenant or an Affiliate of Tenant, (iii) is the result of a reorganization or other corporate restructuring of Tenant or an Affiliate, or (iv) acquires any or all of the interests of Tenant or an Affiliate; provided, further, that in no event shall (i) any change in the management of Tenant or in the management of an Affiliate of Tenant be deemed to be a transfer or assignment requiring the consent of Landlord, and (ii) any assignment or transfer permitted pursuant to this Section 11(d) release Tenant from its obligations under this Lease.

12. Landlord’s Right to Inspect and Repair. Landlord or Landlord’s agents, employees or representatives, shall have the right upon twenty-four (24) hours prior notice to enter into and upon all or any part of the Premises during the Lease term at all reasonable hours, for the purpose of: (a) examination; (b) determination whether Tenant is in compliance with its obligations under this Lease; or (c) making repairs, alterations, additions or improvements to the Premises, as may be necessary by reason of Tenant’s failure to make same after notice to Tenant to do so, except in an emergency. This Section shall not be deemed nor construed to create an obligation on the part of Landlord to make any inspection of the Premises or to make any repairs, alterations, additions or improvements to the Premises for its safety or preservation.

13. Landlord’s Right to Exhibit Premises. Landlord or Landlord’s agents, employees or representatives shall have the right, upon twenty-four (24) hours prior notice, to show the Premises during the Lease term to persons wishing to purchase or grant fee mortgages on the Premises. Landlord or Landlord’s agents, employees or other representatives shall have the right within the last six (6) months of the Lease term to place notices on any parts of the Premises, offering the Premises for lease and at any time during the Lease term, offering the Premises for sale, and Tenant shall permit the signs to remain without hindrance or molestation.

14. Signs. Tenant shall not cause any signs to be placed at the Premises, except of a design and structure and at such places as Landlord shall consent to in writing prior to the installation. All signage will be of a size and design consistent with that of other tenants of the Building, and will be created and placed at the Premises at Tenant’s expense. If Landlord or Landlord’s agents, employees or other representatives wish to remove any such signs in order to make any repairs, alterations, additions or improvements to the Premises, such signs may be removed, but shall be replaced, at Tenant’s expense, when the repairs, additions, alterations or improvements shall be completed; however, such provision shall not create an obligation on the part of Landlord to make any repairs, alterations, additions or improvements to the Premises. All signs of Tenant at the Premises shall conform with all municipal ordinances or other laws and regulations applicable to such signs.

15. Landlord Not Liable. Landlord shall not be liable for any damage or injury to any person or any property as a consequence of the failure, breakage, leakage or obstruction of water, well, plumbing, septic tank, sewer, waste or soil pipes, roof, drains, leaders, gutters, down spouts or the like, or of the electrical system, gas system, air conditioning system or other system, or by reason of the elements, or resulting from any act or failure to act on the part of Landlord, or Landlord’s agents, employees, invitees or representatives, assignees or successors, or attributable to any interference with, interruption of or failure beyond the control of Landlord.

16. Force Majeure. Whenever a period of time is herein prescribed for the taking of any action by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, lockouts, riots, acts of God, shortages of labor or materials, war, civil commotion, fire or other casualty, catastrophic weather conditions, a court order that causes a delay, governmental laws, regulations, or restrictions, or any other cause whatsoever beyond the control of Landlord (any of the foregoing being referred to an “Unavoidable Delay”). Landlord shall use reasonable efforts to notify Tenant not later than ten (10) business days after Landlord knows of the occurrence of an Unavoidable Delay; provided, however, that Landlord’s failure to notify Tenant of the occurrence of an event constituting an Unavoidable Delay shall not alter, detract from, or negate its character as an Unavoidable Delay or otherwise result in the loss of any benefit or right granted to Landlord under this Lease.

17. Indemnification and Waiver of Liability.

(a) Tenant. Except to the extent caused by the negligence of Landlord or any Landlord Indemnitee (as defined below, neither Landlord nor Landlord’s employees, agents, or contractors (collectively “Landlord Indemnitee”) shall be liable for and Tenant shall indemnify and save harmless Landlord and each Landlord Indemnitee from and against any and all liabilities, damages, claims, suits, costs (including costs of suit, attorneys’ fees and costs of investigation) and actions of any kind, foreseen or unforeseen, arising or alleged to arise by reason of injury to or death of any person or damage to or loss of property, occurring on, in, or about the Premises or the Property, or by reason of any other claim whatsoever of any person or party, occasioned, directly or indirectly, wholly or partly: (a) by any act or omission on the part of Tenant or its employees, agents or contractors (collectively “Tenant Representative”); or (b) by any breach, violation or non-performance of any covenant of Tenant under this Lease. If any action or proceeding shall be brought by or against Landlord or any Landlord Indemnitee in connection with any such liability, claim, suit, cost, injury, death or damage, Tenant, on notice from Landlord or any Landlord Indemnitee, shall defend such action or proceeding, at Tenant’s expense, by or through attorneys reasonably satisfactory to Landlord or the Landlord Indemnitee. The provisions of this Section shall apply to all activities of Tenant or any Tenant Representative with respect to the Premises, whether occurring before or after execution of this Lease. Tenant’s obligations under this Section shall not be limited to the coverage of insurance maintained or required to be maintained by Tenant under this Lease. In no event shall Landlord or any Landlord Indemnitee be liable in any manner to Tenant or any Tenant Representative as the result of the acts or omissions of Tenant or a Tenant Representative and all liability therefore shall rest with Tenant. All personal property upon the Premises shall be at the risk of Tenant only, and neither Landlord nor any Landlord Indemnitee shall be liable for any damage thereto or theft thereof, except to the extent caused by the negligence, willful misconduct or gross negligence of Landlord or any Landlord Indemnitee.

(b) Landlord. Except to the extent caused by the negligence of Tenant or Tenant’s Indemnitees, (as defined below), neither Tenant nor Tenant’s employees, agents, or contractors (collectively “Tenant Indemnitee”) shall be liable for and Landlord shall indemnify and save harmless Tenant and each Tenants Indemnitee from and against any and all liabilities, damages, claims, suits, costs (including costs of suit, attorneys’ fees and costs of investigation) and actions of any kind, foreseen or unforeseen, arising or alleged to arise by reason of injury to or death of any person or damage to or loss of property, occurring on, in, or about the Common Areas, or by reason of any other claim whatsoever of any person or party, occasioned, directly or indirectly, wholly or partly: (a) by any act or omission on the part of Landlord or its employees, agents or contractors (collectively, “Landlord Representative”); or (b) by any breach, violation or non-performance of any covenant of Landlord under this Lease. If any action or proceeding shall be brought by or against Tenant or any Tenant Indemnitee in connection with any such liability, claim, suit, cost, injury, death or damage, Landlord, on notice from Tenant or any Tenant Indemnitee, shall defend such action or proceeding, at Landlord’s expense, by or through attorneys reasonably satisfactory to Tenant or the Tenant Indemnitee. The provisions of this Section shall apply to all activities of Landlord or any Landlord Representative with respect to the Common Areas, whether occurring before or after execution of this Lease. Landlord’s obligations under this Section shall not be limited to the coverage of insurance maintained or required to be maintained by Landlord under this Lease. In no event shall Tenant or any Tenant Indemnitee be liable in any manner to Landlord or any Landlord Representative as the result of the acts or omissions of Landlord or a Landlord Representative and all liability therefore shall rest with Landlord.

18. Subordination; Attornment.

(a) Subordination. This Lease shall be subject and subordinate to any mortgage, deed of trust, trust indenture, assignment of leases or rents or both, or other instrument evidencing a security interest, which may now or hereafter affect any portion of the Premises, or be created as security for the repayment of any loan or any advance made pursuant to such an instrument or in connection with any sale-leaseback or other form of financing transaction and all renewals, extensions, supplements, consolidations, and other amendments, modifications, and replacements of any of the foregoing instruments (“Mortgage”), and to any ground lease or underlying lease of the Premises or any portion of the Premises whether presently or hereafter existing and all renewals, extensions, supplements, amendments, modifications, and replacements of any of such leases (“Superior Lease”). Tenant shall, at the request of any successor-in-interest to Landlord claiming by, through, or under any Mortgage or Superior Lease, attorn to such person or entity as described below. The foregoing provisions of this subsection (a) shall be self-operative and no further instrument of subordination shall be required to make the interest of any lessor under a Superior Lease (a “Superior Lessor”) or any mortgagee, trustee or other holder of or beneficiary under a Mortgage (a “Mortgagee”) superior to the interest of Tenant hereunder; provided, however, Tenant shall execute and deliver promptly any certificate or instrument, in recordable form, that Landlord, any Superior Lessor or Mortgagee may request in confirmation of such subordination, provided that such certificate or instrument provides that the beneficiary of such superior interest will not disturb Tenant’s possession of the Premises and rights under this Lease so long as Tenant is not in default of its obligations under this Lease, following all applicable notice and cure periods.

(b) Rights of Superior Lessor or Mortgagee. Any Superior Lessor or Mortgagee may elect that this Lease shall have priority over the Superior Lease or Mortgage that it holds and, upon notification to Tenant by such Superior Lessor or Mortgagee, this Lease shall be deemed to have priority over such Superior Lease or Mortgage, whether this Lease is dated prior to or subsequent to the date of such Superior Lease or Mortgage. If, in connection with the financing of the Premises or with respect to any Superior Lease, any Mortgagee or Superior Lessor shall request reasonable modifications of this Lease that do not increase the monetary obligations of Tenant under this Lease, materially increase Tenant’s other obligations, or materially and adversely affect the rights of Tenant under this Lease, then Tenant shall make such modifications.

(c) Attornment. If at any time prior to the expiration of the term of this Lease, any Superior Lease shall terminate or be terminated by reason of a default by Landlord as tenant thereunder or any Mortgagee comes into possession of the Premises or the estate created by any Superior Lease by receiver or otherwise, Tenant shall, at the election and upon the demand of any owner of the Premises, or of the Superior Lessor, or of any Mortgagee-in-possession of the Premises, attorn, from time to time, to any such owner, Superior Lessor or Mortgagee, or any person or entity acquiring the interest of Landlord as a result of any such termination, or as a result of a foreclosure of the Mortgage or the granting of a deed in lieu of foreclosure, upon the then-executory terms and conditions of this Lease, for the remainder of the term provided that such Superior Lessor or any Mortgagee-in-possession of the Premises agrees not to disturb Tenant’s possession of the Premises and rights under this Lease so long as Tenant is not in default of its obligations under this Lease, following all applicable notice and cure periods. In addition, in no event shall any such owner, Superior Lessor or Mortgagee, or any person or entity acquiring the interest of Landlord be bound by (i) any payment of rent or Additional Rent for more than one (1) month in advance, or (ii) any security deposit or the like not actually received by such successor, or (iii) any amendment or modification in this Lease made without the consent of the applicable Superior Lessor or Mortgagee, or (iv) any construction obligation, free rent, or other concession or monetary allowance, or (v) any set-off, counterclaim, or the like otherwise available against any prior landlord (including Landlord), or (vi) any act or omission of any prior landlord (including Landlord).

(d) Rights Accruing Automatically. The provisions of this Section 17 shall inure to the benefit of any such successor-in-interest to Landlord, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any such Superior Lease, and shall be self-operative upon any such demand, and no further instrument shall be required to give effect to such provisions. Tenant, however, upon demand of any such successor-in-interest to Landlord, shall execute, from time to time, instruments in confirmation of the foregoing provisions of this Section, reasonably satisfactory to any such successor-in-interest to Landlord, acknowledging such attornment and setting forth the terms and conditions of its tenancy.

(e) Limitation on Rights of Tenant. As long as any Superior Lease or Mortgage shall exist, Tenant shall not seek to terminate this Lease by reason of any act or omission of Landlord until Tenant shall have given written notice of such act or omission to all Superior Lessors and Mortgagees at such addresses as shall have been furnished to Tenant by such Superior Lessors and Mortgagees and, if any such Superior Lessor or Mortgagee, as the case may be, shall have notified Tenant within ten (10) business days following receipt of such notice of its intention to remedy such act or omission, until a reasonable period of time shall have elapsed following the giving of such notice (but not to exceed sixty (60) days), during which period such Superior Lessors and Mortgagees shall have the right, but not the obligation, to remedy such act or omission. The foregoing shall not, however, be deemed to impose upon Landlord any obligations not otherwise expressly set forth in this Lease.

19. Condemnation.

(a) Permanent Condemnation.

(i) Lease Termination. If all or any portion of the Premises is taken under the power of eminent domain, or sold under the threat of the exercise of the power (both called “Condemnation”), this Lease shall terminate as to the part taken as of the first date the condemning authority takes either title or possession. If more than twenty-five (25%) percent of the leasable area of the Premises is taken or the balance of the Premises is unfit for Tenant’s use, Tenant has the option to terminate this Lease as of the date the condemning authority takes possession. The option shall be exercised in writing as follows:

(A) Notice of Taking. Within thirty (30) days after Landlord or the condemning authority has given Tenant written notice of the taking; or

(B) Possession. Absent notice, within ten (10) days after the condemning authority has taken possession. If Tenant does not terminate, this Lease shall remain in full force and effect as to the portion of the Premises remaining. The Base Rent and Additional Rent shall be reduced in the same proportion as the area of the Premises taken bears to the entire area leased hereunder.

(ii) Award. Any award for Condemnation is Landlord’s, whether the award is made as compensation for diminution in value of the leasehold or for the taking of the fee, or as severance damages. If this Lease is not terminated, Landlord shall diligently repair any damage to the Premises caused by such Condemnation, subject to delays due to Force Majeure, as provided in Section 16.

(b) Temporary Condemnation. Upon condemnation of all or any portion of the Premises for temporary use, this Lease shall continue without change or abatement in Tenant’s obligations, as between Landlord and Tenant. Tenant is entitled to the award made for the use. If the Condemnation extends beyond the term of the Lease, the award shall be prorated between Landlord and Tenant as of the expiration date of the term. Tenant is responsible, at its sole cost and expense, for performing any restoration work required to place the Premises in the condition it was in prior to Condemnation, unless the release of the Premises occurs after termination. In such case, Tenant shall assign to Landlord any claim it may have against the condemning authority for the cost of restoration, and if Tenant has received restoration funds, it shall give the funds to Landlord within ten (10) days after demand.

20. DAMAGES. NOTWITHSTANDING ANY OTHER SECTION OF THIS LEASE, IN NO EVENT SHALL EITHER LANDLORD OR TENANT BE LIABLE TO THE OTHER UNDER ANY THEORY OF TORT, CONTRACT OR STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY LOST PROFITS, EXEMPLARY OR PUNITIVE DAMAGES OR CONSEQUENTIAL DAMAGES (EXCEPT TO THE EXTENT TENANT HOLDS OVER IN THE PREMISES AFTER THE TERM HEREOF HAS ENDED), EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER OR NOT ANY PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES WHICH MAY NOW EXIST OR HEREAFTER ARISE.

21. Landlord’s Right to Re-Enter. If Tenant shall default in any of the terms, conditions or covenants of this Lease, then it shall be lawful for Landlord to re-enter the Premises and to again possess and enjoy the Premises.

22. Default by Tenant and Landlord’s Remedies.

(a) Event of Default. If any one or more of the following events shall occur and be continuing beyond the period set forth in any default notice provided to be given, an Event or Events of Default shall have occurred under this Lease:

(i) Non-Payment. If Tenant shall fail to pay any installment of Base Rent, Additional Rent or other sums when due under this Lease and such failure shall continue for five (5) days after the receipt of written notice from Landlord specifying the amount outstanding; or

(ii) Non-Performance. If Tenant shall fail to comply with any of the other terms, covenants, conditions or obligations of this Lease and such failure in compliance shall continue for thirty (30) days after delivery of notice from Landlord to Tenant specifying the failure, or, if such failure cannot with due diligence be remedied within thirty (30) days, Tenant shall not, in good faith have commenced within said thirty (30) day period to remedy such failure and continued diligently and continuously thereafter to prosecute the same to completion; or

(iii) Bankruptcy. If (i) a petition is filed by or against Tenant to declare Tenant bankrupt or seeking a plan of reorganization or arrangement under any Chapter of the Bankruptcy Act, or any amendment, replacement or substitution therefor, or to delay payment of, reduce or modify Tenant’s debts, which in the case of an involuntary action is not discharged within thirty (30) days; (ii) Tenant is declared insolvent by law or any assignment of Tenant’s property is made for the benefit of creditors; (iii) a receiver is appointed for Tenant or Tenant’s property, which appointment is not discharged within thirty (30) days; (iv) any action taken by or against Tenant to reorganize or modify Tenant’s capital structure in a materially adverse way which in the case of an involuntary action is not discharged within thirty (30) days; or (v) upon the dissolution of Tenant.

(b) Right to Terminate Lease and Re-Enter. Landlord may, in addition to any other remedy available to Landlord under this Lease or available under Requirements, at Landlord’s option, on 10 days’ notice to Tenant, declare this Lease terminated at the expiration of such 10 day period and Tenant shall quit and surrender possession of the Premises, but Tenant shall remain liable to Landlord as hereinafter provided, and upon Tenant’s failure to surrender of possession, Landlord may re-enter the Premises by summary proceeding or otherwise free from any estate or interest of Tenant therein.

(c) Landlord’s Right to Restore and Re-Let, and Tenant’s Liability for Expenses. In the event that Landlord shall obtain possession by re-entry, legal or equitable actions or proceedings or other lawful means as a result of an Event of Default by Tenant, Landlord shall have the right, without the obligation, to make renovations, alterations and repairs to the Premises required to restore them to the condition the same should be during the term of the Lease, and to re-let the Premises or any part thereof for a term or terms that may be less or more than the full term of the Lease had Landlord not re-entered and re-possessed or terminated the Lease, and Landlord may grant reasonable concessions in the re-renting to a new tenant, without affecting the liability of Tenant under the Lease. Landlord shall in no way be responsible for any failure to re-let all or any part of the Premises or for any failure to collect any rent due after any re-letting, and in no event shall Tenant be entitled to any surplus rents collected. Any of the foregoing action taken or not taken by Landlord shall be without waiving any rights that Landlord may otherwise have under Requirements or pursuant to the terms of this Lease. Tenant shall pay Landlord all legal and other expenses incurred by Landlord in terminating this Lease by reason of an Event of Default, in obtaining possession of the Premises, in making all alterations, renovations and repairs and in paying the usual and ordinary commissions for re-letting the same, together with interest thereof at the Prime Rate, which interest shall accrue from the date of Landlord’s demand.

(d) Survival Covenant - Liability of Tenant after Re-Entry and Possession or Termination.

(i) Survival of Obligations. If any Event of Default occurs (whether or not this Lease shall be terminated as a result of an Event of Default), Tenant shall remain liable to Landlord for all Base Rent and Additional Rent herein reserved (including, but not limited to, the expenses to be paid by Tenant pursuant to the provisions of this Lease); less the net amount of rent, if any, that shall be collected and received by Landlord from the Premises, for and during the remainder of the term of this Lease. In addition, Landlord may, from time to time, without terminating this Lease, as agent for Tenant, re-let the Premises or any part thereof for such term or terms, at such rental or rentals, and upon such other terms and conditions as Landlord may deem advisable, in accordance with the provisions of subsection (c) above. The failure or refusal of Landlord to re-let the Premises or any part thereof shall not release Tenant or affect Tenant’s liability for damages. Landlord shall have the right, without the obligation, following re-entry and possession or termination, to apply any rentals received by Landlord in the following order: (i) to the payment of indebtedness or costs other than rent or damages; (ii) to the payment of any cost of re-letting; (iii) to the payment of any cost of altering or repairing the Premises; (iv) to the payment of Base Rent and Additional Rent, or damages, as the case may be, due and unpaid hereunder; and (v) the residue, if any, shall be held by landlord and applied for the payment of future Base Rent and Additional Rent, or damages, as the case may be, as the same may become due and payable hereunder. Landlord may sue periodically for and collect the amount that may be due pursuant to the provisions of this Section, and Tenant expressly agrees that any such suit shall not bar or in any way prejudice the rights of Landlord to enforce the collection or the amount due at the end of any subsequent period by a like or similar proceeding. The words “re- entry” and “re-enter,” as used herein, shall not be construed as limited to their strict legal meaning.

(ii) Rights on Termination. Should Landlord terminate this Lease by reason of an Event of Default, then Landlord shall thereupon have the right, without the obligation, as an alternative to suing Tenant periodically pursuant to the provisions of subsection (i) above, to recover from Tenant the difference, if any, at the time of such termination, between the amount of Base Rent and Additional Rent reserved herein for the remainder of the term over the then reasonable rental value of the Premises for the same period both discounted to present value at the rate than being given prime loans minus one point by Wells Fargo N.A. Landlord shall not, by any re-entry or other act, be deemed to have terminated this Lease, unless Landlord shall notify Tenant in writing, that Landlord has elected to terminate the same.

(iii) Remedies Cumulative. The remedies of Landlord specified herein shall be cumulative as to each other and as to all such allowed by Requirements.

(e) Right to Injunction. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy, in law or in equity. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease, or otherwise.

23. Tenant’s Trade Fixtures and Removal. Any trade equipment, trade fixtures, goods or other property of Tenant shall be removed by Tenant on or before the expiration of the Lease term or sooner termination of the Lease term. Any trade equipment, trade fixtures, goods or other property of Tenant not removed by Tenant on the expiration of the Lease term or sooner termination of the Lease term, or upon any deserting, vacating or abandonment of the Premises by Tenant, or upon Tenant’s eviction, shall, at Landlord’s discretion, be considered as abandoned and Landlord shall have the right (without any obligation to do so), without notice to Tenant, to sell or otherwise dispose of Tenant’s property, at the expense of Tenant, and Landlord shall not be accountable to Tenant for any proceeds of the sale, or for any damage or loss to Tenant’s property.

24. Estoppel Certificate. Within ten (l0) days of request from Landlord, Tenant shall execute, acknowledge and deliver to Landlord, a written instrument certifying (i) that this Lease has not been modified and is in full force and effect, or if there has been a modification, that the Lease is in full force and effect as modified, stating the modification; (ii) specifying the dates to which rent and other sums due from Tenant under this Lease have been paid; (iii) stating whether or not to the knowledge of Tenant, Landlord is in default, and if so, the reasons for the default; (iv) stating the commencement date of the Lease term; and (v) providing such other information as is reasonably requested by Landlord.

25. Limitations on Landlord’s Liability. Notwithstanding any provision of this Lease to the contrary, Tenant agrees that it shall look only to the Premises (which includes all of Landlord’s equity or interest therein, including proceeds of sale, insurance and condemnation) in seeking to enforce any obligations or liabilities whatsoever of Landlord under this Lease or to satisfy a judgment (or any other charge, directive or order) of any kind against Landlord; and Tenant shall not look to the property or assets of any of the any officers, directors, shareholders (or principal or partner of any non-corporate Landlord), employees, agents, or legal representatives of Landlord in seeking to enforce any obligations or liabilities whatsoever of Landlord under this Lease or to satisfy a judgment (or any other charge, directive or order) of any kind against Landlord, and in no event shall any deficiency judgment be sought or obtained against Landlord. No person who is an officer, director, shareholder (or principal or partner of any non-corporate Landlord), employee, agent, or legal representative of Landlord shall be personally liable for any obligations or liabilities of Landlord under this Lease.

26. Services and Utilities. To the extent not included in Operating Expenses, Tenant shall, at Tenant’s own expense, obtain all utility services supplying the Premises, including but not limited to electricity, water, sewer, standby water for sprinkler, gas, telephone and all other utilities and other communication services, in its own name, effective as of the commencement of the Lease, and shall pay the cost directly to the applicable utility, including any fine, penalty, interest or cost that may be added thereto for non-payment thereof. If required by Landlord, Tenant shall have a separate water, electric, and/or gas meter installed for the Premises, or shall reimburse Landlord for the costs of such meter(s) if Landlord has a separate water, electric or gas meter installed for the Premises.

27. Qualification in Colorado. Tenant represents and warrants to Landlord that it has qualified with the Secretary of State of Colorado to do business in the State of Colorado.

28. Notices. All notices, consents, demands, communications or approvals required or permitted by this Lease shall be in writing and shall be delivered personally or delivered by certified or registered mail, return receipt requested, addressed as follows:

If to Landlord:	Boulder Road LLC

833 W. South Boulder Road

Louisville, Colorado 80027

Attn: John Jackson

If to Tenant:	Gaiam Americas, Inc.

833 W. South Boulder Road

Louisville, Colorado 80027

Attn: Steve Thomas, CFO

Landlord and Tenant may, by notice given in the same manner set forth above, designate a different address to which subsequent notices shall be sent. Notice shall be deemed given when delivered, if delivered personally or by reputable overnight delivery service that provides proof of delivery, or when mailed if sent by certified or registered mail, return receipt requested.

29. Broker. Each party represents and warrants to the other no real estate broker was instrumental in effecting this Lease. Tenant shall indemnify and defend Landlord from the claim of any broker, that such broker was authorized on behalf of Tenant to make an offer to Landlord with respect to this transaction.

30. Tenant’s Right to Quiet Enjoyment. Upon paying the rents and other sums required of Tenant under the Lease and faithfully and fully performing the terms, conditions and covenants of the Lease on Tenant’s part to be performed, Tenant shall peaceably and quietly have, hold and enjoy the Premises for the Lease term.

31. Miscellaneous.

(a) Validity of Lease. The provisions of this Lease are severable. If any provision of the Lease is adjudged to be invalid or unenforceable by a court of competent jurisdiction, it shall not affect the validity of any other provision of this Lease.

(b) Non-Waiver by Landlord. The rights, remedies, options or elections of Landlord in this Lease are cumulative, and the failure of Landlord to enforce performance by Tenant of any provision of this Lease applicable to Tenant, or to exercise any right, remedy, option or election, or the acceptance by Landlord of the annual fixed rent or Additional Rent from Tenant after any default by Tenant, in any one or more instances, shall not act as a waiver or a relinquishment at the time or in the future, of Landlord of such provisions of this Lease, or of such rights, remedies, options or elections, and they shall continue in full force and effect.

(c) Entire Agreement. This Lease contains the entire agreement between the parties. No representative, agent or employee of Landlord has been authorized to make any representations, warranties or promises with respect to the letting, or to vary, alter or modify the provisions of this Lease. No additions, changes, modifications, renewals or extensions of this Lease, shall be binding unless reduced to writing and signed by both parties.

(d) Effective Law. This Lease shall be governed by, construed and enforced in accordance with the laws of the State of Colorado without giving effect to its principles of conflicts of law. Landlord and Tenant waive their right to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other, or with respect to any issue or defense raised therein, on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use and occupancy of the Premises, including summary proceedings and possession actions, and any emergency statutory or other statutory remedy.

(e) Commercial Lease. This Lease shall be construed as a commercial Lease.

(f) Captions. The captions of the Sections in this Lease and the Table of Contents are for reference purposes only and shall not in any way affect the meaning or interpretation of this Lease.

(g) Obligations Joint and Several. If there is more than one party tenant, their obligations under this Lease are joint and several. If Tenant is a partnership, the obligations of Tenant under this Lease are joint and several obligations of each of the partners and of the partnership.

(h) Counterparts. This Lease may be executed in one or more counterparts, each of which shall be an original, and all of which constitutes one and the same Lease.

(i) Landlord’s Performance of Tenant’s Obligations. The performance by Landlord of any obligation required of Tenant under this Lease shall not be construed to modify this Lease, nor shall it create any obligation on the part of Landlord with respect to any performance required of Tenant under this Lease, whether Landlord’s performance was undertaken with the knowledge that Tenant was obligated to perform, or whether Landlord’s performance was undertaken as a result of mistake or inadvertence.

(j) Remedies and Rights Not Exclusive. No right or remedy conferred upon Landlord shall be considered exclusive of any other right or remedy, but shall be in addition to every other right or remedy available to Landlord under this Lease or by law. Any right or remedy of Landlord, may be exercised from time to time, and as often as the occasion may arise. The granting of any right, remedy, option or election to Landlord under this Lease shall not impose any obligation on Landlord to exercise the right, remedy, option or election.

(k) Signature and Delivery by Landlord. This Lease is of no force and effect unless it is signed by Landlord and Tenant, and a signed copy of this Lease delivered by Landlord to Tenant. The mailing, delivery or negotiation of this Lease by Landlord or Tenant or any agent or attorney of Landlord or Tenant prior to the execution and delivery of this Lease as set forth in this subsection shall not be deemed an offer by Landlord or Tenant to enter into this Lease, whether on the terms contained in this Lease or on any other terms. Until the execution and delivery of this Lease as set forth in this subsection, Landlord or Tenant may terminate all negotiations and discussions of the subject matter of this Lease, without cause and for any reason, without recourse or liability.

(l) Inspection, Length of Time of Tenant’s Default. Nothing in this Lease requires Landlord at any time, to inspect the Premises to determine whether Tenant is in default of Tenant’s obligations under this Lease. Any default by Tenant of the provisions of this Lease for any length of time, and whether Landlord has direct or indirect knowledge or notice of the default, is not a waiver of Tenant’s default by Landlord, and Landlord has the right to declare Tenant in default, notwithstanding the length of time the default exists.

(m) No Offer. The submission of the Lease to Tenant shall not be deemed an offer by Landlord to rent the Premises to Tenant, such an offer only being made by the delivery to Tenant of a Lease signed by Landlord.

(n) Surrender. Neither the acceptance of keys to the Premises nor any other act or thing done by Landlord or any agent, employee or representative of Landlord shall be deemed to be an acceptance of a surrender of the Premises, excepting only an agreement in writing, signed by Landlord, accepting or agreeing to accept a surrender of the Premises.

(o) Drafting Ambiguities; Interpretation. In interpreting any provision of this Lease, no weight shall be given to nor shall any construction or interpretation by influenced by the fact that counsel for one of the parties drafted this Lease, each party recognizing that it and it’s counsel have had an opportunity to review this Lease and have contributed to the final form of this Lease. Unless otherwise specified, the words “include” and “including” and words of similar import shall be deemed to be followed by the words “but not limited to” and the word “or” shall be “and/or.”

(p) References. In all references to any persons, entities or corporations, the use of any particular gender or the plural or singular number is intended to include the appropriate gender or number as the text of this Lease may require.

(q) Binding Effect. This Lease is binding upon and shall inure to the benefit of the parties, their legal representatives, successors and permitted assigns.

(r) Landlord Defined. The term “Landlord” in this Lease means and includes only the owner at the time in question of the Premises and, in the event of the sale or transfer of the Premises, Landlord shall be released and discharged from the provisions of this Lease thereafter accruing, but such provisions shall be binding upon each new owner of the Premises while such party is an owner.

(s) Time of the Essence. Time is of the essence of this Lease.

(t) No Recordation. Neither this Lease, nor any memorandum, affidavit or other writing with respect to this Lease, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease voidable at Landlord’s election.

IN WITNESS WHEREOF, these presents have been executed as of the day and year first above written.

Landlord:

BOULDER ROAD LLC, a Colorado limited liability company

By:	/s/ Paul Tarell Jr.
Name:	Paul Tarell Jr.
Title:	Chief Financial Officer
DATE:	4-28-2015

Tenant:

GAIAM AMERICAS, INC., a Colorado corporation

By:	/s/ John Jackson
Name:	John Jackson
Title:	Vice President
DATE:	4-28-2015

EXHIBIT A

Diagram of Building Showing Premises

(See Attached)

EXHIBIT A

THE PREMISES

BUILDING C
BUILDING D
BUILDING B
BUILDING A
(a)
(b)
NATURAL HABITAT
CAFETERIA
COMMON AREA
UNOCCUPIED
GRAM T.V.
COMMON AREA GYM
REAL GOODS SOLAR
SANTAS SKINCARE
LEVEL 3
(a) Red / Labeled with "(a)" = Tenant Space
(b) Yellow/ Labeled with "(b)" = Shared Tenant Space
1 LEVEL 1 - AREA DIAGRAM
SCALE: 1" = 40'-0"
PLAN NORTH
ACTUAL NORTH

EXHIBIT A, PAGE 1 OF 2

BUILDING C
BUILDING D
BUILDING A
(a)
(b)
COMMON
REAL GOODS SOLAR
GAIAM T.V.
GOLDEN RULE
SANITAS SKINCARE
Red / Labeled with "(a)" = Tenant Space
Yellow/ Labeled with "(b)" = Shared Tenant Space
1 LEVEL 2 - AREA DIAGRAM
SCALE: 1" = 40'-0"
PLAN NORTH
ACTUAL NORTH

EXHIBIT A, PAGE 2 OF 2

EXHIBIT B

Legal Description of Property

Lot 1, NeoData Subdivision, recorded July 1, 1982 at Reception No. 500722, County of Boulder, State of Colorado.